Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2012

Calabasas Hills, CA — October 24, 2012 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the third quarter of fiscal 2012, which ended on October 2, 2012.

Total revenues were $453.8 million in the third quarter of fiscal 2012 as compared to $430.4 million in the prior year third quarter.  Net income and diluted net income per share were $27.2 million and $0.49, respectively.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 2.5% in the third quarter of fiscal 2012.  By concept, comparable restaurant sales grew 2.9% at The Cheesecake Factory and declined 2.0% at Grand Lux Cafe.

“We delivered a 36 percent increase in earnings per share this quarter driven by a competitively strong comparable sales increase at the high-end of our expectations, and solid cost management,” said David Overton, Chairman and Chief Executive Officer.

“Our sales growth was primarily due to increases in guest traffic, as we extend our market share gains.  We have a nearly 35-year track record of executing the highest volume, highest complexity restaurants in casual dining, and yet we still keep getting better and better at operating our restaurants.  We see ongoing improvements in overall guest satisfaction scores, which is critical to attracting and retaining guests,” continued Overton.  “The tenure, knowledge and commitment of our operations team are outstanding and those are key success factors to our performance,” concluded Overton.

Development

The Company expects to open as many as eight new restaurants in fiscal 2012, four of which are already open.  Of the remaining new restaurant openings, two locations are expected to open in each of November and December 2012.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Internationally, the first The Cheesecake Factory restaurant opened in Dubai in August 2012 under a licensing agreement.  The Company expects as many as three new locations to open in the Middle East in fiscal 2012.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.12 per share on the Company’s common stock.  The dividend is payable on November 20, 2012 to shareholders of record at the close of business on November 7, 2012.

The Company repurchased 530,450 shares of its common stock at a cost of approximately $17.4 million during the third quarter of fiscal 2012.  Year-to-date, the Company repurchased 2,430,099 shares of its common stock at a total cost of approximately $75 million.

The Company expects that it will return between $90 million and $100 million in free cash flow to shareholders in fiscal 2012 through share repurchases.  Dividend payments will represent an incremental return of capital to shareholders in fiscal 2012.

Conference Call and Webcast

A conference call to review the Company’s results for the third quarter of fiscal 2012 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through November 24, 2012.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 173 full-service, casual dining restaurants throughout the U.S., including 158 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to deliver comparable sales increases within its stated range; the Company’s ability to manage its cost structure; the Company’s ability to continue to increase its market share and outperform the industry; the Company’s ability to maintain or increase its food quality and service scores; the Company’s ability to retain its staff members; the Company’s ability to continue to generate the necessary cash flows to fund its new restaurant growth, continue its share repurchase program and pay a quarterly cash dividend; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in  national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	October 2, 2012		September 27, 2011		October 2, 2012		September 27, 2011
Consolidated Statements of Income	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$453,819	100.0%	$430,417	100.0%	$1,344,322	100.0%	$1,279,928	100.0%
Costs and expenses:
Cost of sales	111,620	24.6%	109,274	25.4%	330,237	24.6%	323,862	25.3%
Labor expenses	145,630	32.1%	139,085	32.3%	434,696	32.3%	416,052	32.5%
Other operating costs and expenses	113,700	25.1%	106,510	24.7%	328,458	24.4%	313,176	24.5%
General and administrative expenses	22,450	4.9%	23,442	5.5%	77,393	5.8%	71,915	5.6%
Depreciation and amortization expenses	18,733	4.1%	17,588	4.1%	55,540	4.1%	52,524	4.1%
Preopening costs	2,362	0.5%	4,264	1.0%	7,485	0.6%	7,132	0.6%
Total costs and expenses	414,495	91.3%	400,163	93.0%	1,233,809	91.8%	1,184,661	92.6%
Income from operations	39,324	8.7%	30,254	7.0%	110,513	8.2%	95,267	7.4%
Interest and other (expense)/income, net	(1,710)	(0.4)%	(1,201)	(0.3)%	(3,696)	(0.3)%	(3,697)	(0.2)%
Income before income taxes	37,614	8.3%	29,053	6.7%	106,817	7.9%	91,570	7.2%
Income tax provision	10,451	2.3%	8,479	1.9%	30,533	2.2%	25,792	2.1%
Net income	$27,163	6.0%	$20,574	4.8%	$76,284	5.7%	$65,778	5.1%

Basic net income per share	$0.51		$0.37		$1.43		$1.15
Basic weighted average shares outstanding	52,958		55,661		53,264		57,136

Diluted net income per share	$0.49		$0.36		$1.38		$1.11
Diluted weighted average shares outstanding	55,126		57,439		55,271		59,108

Selected Segment Information
Revenues:
Restaurants	$437,887		$413,315		$1,305,808		$1,236,767
Bakery	31,384		33,016		87,711		86,963
Intercompany bakery sales	(15,452)		(15,914)		(49,197)		(43,802)
	$453,819		$430,417		$1,344,322		$1,279,928

Income from operations:
Restaurants	$57,985		$50,719		$177,905		$159,237
Bakery	2,191		2,289		5,987		5,174
Corporate	(20,852)		(22,754)		(73,379)		(69,144)
	$39,324		$30,254		$110,513		$95,267

Selected Consolidated Balance Sheet Information	October 2, 2012	January 3, 2012
Cash and cash equivalents	$56,431	$48,211
Total assets	1,049,123	1,022,570
Total liabilities	473,380	479,817
Stockholders’ equity	575,743	542,753

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
Supplemental Information	October 2, 2012	September 27, 2011	October 2, 2012	September 27, 2011
Comparable restaurant sales percentage change	2.5%	0.8%	2.2%	1.5%
Restaurants opened during period	2	4	4	5
Restaurants open at period-end	173	168	173	168
Restaurant operating weeks	2,249	2,152	6,686	6,410

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the year-to-date fiscal 2012 net income and diluted net income per share excluding the impact from a certain item.  Additional detail regarding this item can be found in the Company’s Form 10-Q for the quarterly period ended July 3, 2012 filed with the Securities and Exchange Commission on August 10, 2012.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended		39 Weeks Ended
	October 2, 2012	September 27, 2011	October 2, 2012	September 27, 2011
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$27,163	$20,574	$76,284	$65,778
After-tax impact from:
- Proceeds from variable life insurance contract (1)	—	—	(419)	—
Net income (non-GAAP)	$27,163	$20,574	$75,865	$65,778

Diluted net income per share (GAAP)	$0.49	$0.36	$1.38	$1.11
After-tax impact from:
- Proceeds from variable life insurance contract	—	—	(0.01)	—
Diluted net income per share (non-GAAP)	$0.49	$0.36	$1.37	$1.11

(1)         This item is non-taxable and is recorded in interest and other (expense)/income, net.

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